Exhibit 99

October 27, 2014

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES THIRD QUARTER 2014 EARNINGS

Wheeling, WV, October 27, 2014-First West Virginia Bancorp, Inc. (NYSE MKT: FWV) Interim President and Chief Executive Officer, William G. Petroplus, today announced third quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $1,757,770 or $1.02 per share for the nine months ended September 30, 2014 compared to $1,186,723 or $.69 per share for the same period during 2013. The increase in net income for the nine months ended September 30, 2014 as compared to the same period in 2013 of $571,047 or 48.1% was primarily the result of the increase in net interest income and noninterest income, offset in part by the increase in noninterest expense and the decrease in the income tax benefit. Net interest income increased $259,865 or 4.4%, primarily due to the increase in the interest earned on investment securities and the decrease in the interest expense paid on interest bearing liabilities, offset in part by the decrease in the interest and fees earned on loans. Noninterest income increased $781,939 or 98.2% primarily due to the increase in the net gains on sales of investment securities offset in part by the other-than-temporary losses on investments combined with the decrease in service charges and fees earned on deposit accounts and the decrease in other operating income. Noninterest expenses increased $220,077 or 3.8% during the nine month period ended September 30, 2014 as compared to the same period in 2013 primarily due to increases in salary and employee benefits expenses, occupancy expenses, and other operating expenses. The ROA was ..70% for the nine months ended September 30, 2014 as compared to .52% for the same period of the prior year. For the nine months ended September 30, 2014 compared to September 30, 2013, the ROE was 6.99% and 4.89%, respectively.

For the third quarter of 2014, net income was $773,825 or $.45 per share as compared to $390,971 or $.23 per share for the same period in 2013. The increase in net income for the three months ended September 30, 2014 as compared to the same period in 2013 of $382,854 or 97.9% was primarily the result of the increase in net interest income and noninterest income, offset in part by the increase in noninterest expense and the decrease in the income tax benefit. Net interest income increased $87,309 or 4.4% primarily due to the increase in the interest earned on investment securities and the decrease in the interest expense paid on interest bearing liabilities, offset in part by the decrease in the interest and fees earned on loans. Noninterest income increased $595,459 for the three months ended September 30, 2014 as compared to the same period of the prior year primarily due to the increase in the net gains on sales of investment securities, offset slightly by the decrease in service charges and fees earned on deposit accounts and other operating income. Noninterest expense increased $65,876 or 3.4% during the three month period ended September 30, 2014 as compared to the same period in 2013 primarily due to the increases in salary and employee benefits expenses and other operating expenses, offset in part by the decrease in occupancy expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	September 30, 2014	December 31, 2013

AT PERIOD END
Total Assets	$333,168	$342,145
Total Deposits	272,850	285,877
Total Loans	96,384	93,402
Total Investment Securities	196,822	199,955
Shareholders’ Equity	34,030	30,790
Shareholders’ Equity Per Share of Common Stock	19.80	17.91

(Dollars in thousands, except share and per share data)	September 30, 2014	September 30, 2013

FOR THE THREE MONTHS ENDED
Net Income	774	391
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.45	.23
Dividends Per Share of Common Stock	.20	.19
Return on Average Assets	.92%	.49%
Return on Average Equity	9.07%	4.76%

FOR THE NINE MONTHS ENDED
Net Income	1,758	1,187
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	1.02	.69
Dividends Per Share of Common Stock	.60	.57
Return on Average Assets	.70%	.52%
Return on Average Equity	6.99%	4.89%

Weighted average shares outstanding	1,718,730	1,718,730

First West Virginia Bancorp, Inc. stock is traded on the NYSE MKT under the symbol “FWV.”